Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-239706 and 333-228967) and Form S-8 (No. 333-210633, 333-216903, 333-223614, 333-230137 and 333-236584) of Aeglea BioTherapeutics, Inc. of our report dated March 18, 2021 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Austin, Texas

March 18, 2021